Exhibit 99.1

FOR IMMEDIATE RELEASE
February 13, 2004

Contact:
Peter J. Jacobs
Tel: 703.269.3473
E-mail: pjacobs@alionscience.com

Alion Acquires Identix Public Sector
Purchase to help technology solutions provider expand Navy support capabilities

McLean, VA, February 13, 2004 — Alion Science and Technology announced today that it has acquired Identix Public Sector, Inc. (IPS), a worldwide provider of information technology and management services. This acquisition will enable Alion to expand its program management support within the US Navy, in addition to creating a new core competency in facilities engineering management.

IPS, formerly ANADAC, was a wholly owned subsidiary of Identix Incorporated, which is a leading provider of facial and fingerprint recognition biometric products and solutions. Founded in 1980, IPS provides program and acquisition management, integrated logistics support, and foreign military support primarily to US Navy customers.

“IPS’ business is highly complementary to Alion’s expertise in program management support to the military,” said Alion Chairman and CEO Bahman Atefi. “This strategic acquisition will allow us to deepen our relationships with the Navy while expanding our portfolio of services to the other military branches.”

IPS employs approximately 120 employees at three major locations—Fairfax, VA; Washington, DC; and Pascagoula, MS. The company will operate as a new unit of Alion’s Defense Operations Integration Sector.

About Alion
Alion Science and Technology is an employee-owned research and development company providing technology services to the Department of Defense, other government agencies, and commercial customers. Building on more than 67 years of experience, Alion employee-owners are experts in wireless communication, defense operational support, industrial solutions, nuclear engineering, chemical technology, explosive science, information technology, and transport technology. Based in McLean, Virginia, Alion has more than 1,700 employees at major offices, customer sites and laboratories worldwide. For more information, call 877.771.6252 or visit Alion online at www.alionscience.com.

This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of risk factors and uncertainties discussed in documents periodically filed by Alion with the SEC.

Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

# # #